UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 20, 2006

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On July 20, 2006, registrant issued a press release entitled “Halliburton Announces Second Quarter Earnings of $0.55 Per Diluted Share.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES SECOND QUARTER EARNINGS OF $0.55 PER DILUTED SHARE
$0.48 earnings per diluted share from continuing operations, including a $0.04 charge on a KBR project; all on a post-split basis
HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that income from continuing operations in the second quarter of 2006 was $509 million, or $0.48 per diluted share. This compares to income from continuing operations of $384 million, or $0.37 per diluted share, in the second quarter of 2005. Net income in the second quarter of 2006 was $591 million, or $0.55 per diluted share. Second quarter 2006 income from discontinued operations was $82 million after tax, or $0.07 per diluted share, and included a pretax gain of $123 million on the sale of KBR’s Production Services group. Net income in the second quarter of 2005 was $392 million, or $0.38 per diluted share.

Consolidated revenue in the second quarter of 2006 was $5.5 billion, up 12% from the second quarter of 2005. This increase was largely attributable to higher activity in the Energy Services Group (ESG), partially offset by lower revenue in KBR, primarily on government services projects in the Middle East.

Consolidated operating income was $718 million in the second quarter of 2006 compared to $596 million in the second quarter of 2005. ESG experienced improved performance reflecting increased rig activity, higher utilization of assets, and increased pricing. KBR’s results in the second quarter of 2006 included a charge against operating income, before minority interest, of $148 million (or $0.04 per diluted share after minority interest and tax) on a consolidated 50% owned gas-to-liquids project in Escravos, Nigeria. The charge was related to schedule delays and cost increases resulting from site issues and scope changes encountered on the project.

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“I am extremely pleased with the quarter for the Energy Services Group, where we had record revenue, operating income, and operating margins, despite the expected seasonal impact from the Canadian spring breakup. ESG’s operating margins were above 25 percent on strong demand for our services, with impressive Eastern Hemisphere sequential revenue growth of 14 percent and operating income margins of 21 percent. We are expecting continued strong performance in the future,” said Dave Lesar, chairman, president, and chief executive officer of Halliburton. “Although we are disappointed by the projected cost increases on the KBR Escravos project, we are addressing our concerns with the customer. The balance of KBR’s second quarter 2006 performance was strong. We remain committed to a full and complete separation of KBR from Halliburton in the near term through an initial public offering and/or a tax free spin-off to our shareholders.”

2006 Second Quarter Segment Results

Energy Services Group
ESG posted revenue of $3.1 billion in the second quarter of 2006, a $645 million or 26% increase over the second quarter of 2005. ESG posted operating income of $791 million, up $269 million or 52% from the same period in the prior year. ESG’s operating margin was 25% during the second quarter of 2006.

Production Optimization operating income for the second quarter of 2006 was $357 million, an increase of $126 million or 55% over the second quarter of 2005. Production Enhancement services operating income grew 65%, with improvement in all regions, driven by strong demand for well stimulation services, increased utilization of crews and assets, and improved pricing in the United States. Production Enhancement also benefited from higher activity in Algeria, Malaysia, and Kazakhstan. Completion Tools operating income increased 23% due to higher sales in the United States, Asia Pacific, and Africa.

Fluid Systems operating income for the second quarter of 2006 was $193 million, a $58 million or 43% increase over the second quarter of 2005. Cementing services operating income increased 43% due to higher drilling activity and improved pricing in the United States and improved sales and service activity in Russia, the North Sea, and Asia Pacific. These results were partially offset by lower offshore activity in Mexico. Baroid Fluid Services operating income grew 44% on strong drilling activity and pricing improvements in the United States and higher activity in Latin America and Russia.

Drilling and Formation Evaluation operating income for the second quarter of 2006 was $189 million, a $49 million or 35% increase over the prior year second quarter. Sperry Drilling Services operating income increased 28%, benefiting from increased drilling activity in the United States, Australia, and the North Sea. Logging services operating income increased 42% due to improved pricing and increased activity in the United States, Latin America, the Middle East, and Asia Pacific. Security DBS Drill Bits operating income improved 39% over the prior year second quarter, reflecting improved pricing and fixed cutter activity in North America and Europe, as well as improved roller cone bit demand in the Middle East.

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Digital and Consulting Solutions operating income in the second quarter of 2006 was $52 million, more than tripling operating income of the prior year period. Landmark’s operating income grew 55% due to improved sales of software and consulting and customer support services in all four regions. Second quarter of 2005 results included a $15 million loss on the integrated solutions projects in southern Mexico.

KBR

KBR revenue for the second quarter of 2006 was $2.4 billion, a $73 million or 3% decline compared to the second quarter of 2005, primarily due to decreased military support activities in Iraq. KBR posted a second quarter of 2006 operating loss of $41 million due primarily to a $148 million charge on the Escravos gas-to-liquids project for projected future increased costs to complete the project. The charge relates to significant disruptions encountered in the Western Niger Delta region. In addition, the project is experiencing delays and cost increases relating to site soil conditions, scope changes, and various engineering and construction modifications. Discussions of these matters are underway with the customer with a view to reduce KBR’s risk exposure. KBR operating income in the second quarter of 2005 was $111 million.

Government and Infrastructure operating income for the second quarter of 2006 was $68 million, a $4 million or 6% decrease compared to the second quarter of 2005. Results in the second quarter of 2006 included an impairment charge of $17 million on an equity investment in a joint venture road project in the United Kingdom. Second quarter of 2005 results reflected $29 million of award fee income under the LogCAP contract.

Energy and Chemicals posted an operating loss of $109 million in the second quarter of 2006 primarily related to the Escravos gas-to-liquids project. Other projects in the segment posted strong operating margins, consistent with recent prior quarters. Operating income was $39 million in the second quarter of 2005.

Halliburton’s Iraq-related work contributed approximately $1.3 billion in revenue in the second quarter of 2006 and $47 million of operating income, a 3.7% margin, before corporate expenses and taxes.

Technology and Significant Achievements

Halliburton made a number of advances in technology and new contract awards.

Energy Services Group new contract awards and technologies:

•
Halliburton has been awarded the oilfield services component of the largest oil development project in the Arabian Gulf Region since the 1950s - the Saudi Aramco Khurais mega project. This three-year contract includes a full range of Halliburton’s integrated services and technologies. In order to produce an expected 1.2 million barrels of oil per day for several years, the project will utilize up to 23 rigs to support the drilling and completion of more than 300 wells. Development of this project is a key contributor to Saudi Aramco’s plan of increasing production capacity.

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•
Halliburton’s Fluid Systems segment has been awarded contracts by Statoil valued in excess of $193 million for cementing services and drilling and completion fluids. The initial contract duration is two years with additional extension options of three two-year periods. The scope of work includes drilling fluids and drilling waste management, cementing services and completion fluids, and pumping services in the following fields: Sleipner/Volve, Visund, Snorre, Tordis/Vigdis, Tyrihans, Heidrun, and Åsgard; as well as exploration drilling. In addition, the contract includes cementing services, completion fluids, and pumping services in the following fields: Statfjord, Statfjord satellites, Gullfaks satellites, and Kvitebjørn/Valemon; and cementing services in the Norne field.

•
Halliburton has been awarded a $150 million contract to provide integrated drilling and well services in Norway to Drilling Production Technology AS. Halliburton’s scope of work on the project will include directional drilling, logging-while-drilling, mud logging, drilling fluids and drilling waste management, cementing, and coring services. Halliburton’s project management team will manage and integrate the service offerings with support from one of our Real Time Centers, and the customer will be able to monitor ongoing rig operations by accessing real-time information in its offices.

•
Halliburton announced that the company’s Fluid Systems segment has developed the world’s first combined cutting slurrification and cement batch mixer package. This package offers operators an integrated solution to their cementing and waste management needs, while saving valuable rig space and reducing manpower and inventory requirements.

•
Halliburton’s Production Optimization segment announced its most recent technology, PropStopSM service, which is designed to help address the declining production rates often seen in fractured wells in mature assets. PropStop service extends an already broad and unique range of offerings designed to mitigate proppant and fines production. When applied, PropStop service helps maintain highly conductive fractures and long-term productivity.

•
Halliburton announced that it has won four Hart's E&P meritorious engineering achievement awards for 2006. William Pike, Hart's editor-in-chief, presented the awards on May 1, 2006, at the Offshore Technology Conference in Houston. The four winning Halliburton technologies are: the Hostile Sequential Formation Tester (HSFT™) logging tool; the Chi Modeling® post-processing system; the StimWatchSM stimulation monitoring service; and the Swellpacker™ isolation system.

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KBR new technologies and contract awards:

•
KBR announced that it has been awarded a lump-sum services contract by Saudi Kayan Petrochemical Company (a Saudi Basic Industries Corp. affiliate) for engineering, procurement, and construction management of a 1.35 million-ton-per-year ethylene plant to be built in Jubail City, Saudi Arabia. The 1.35 million-ton-per-year plant is the fourth grassroots cracker that will use KBR’s SCORE™ (Selective Cracking Optimum Recovery) technology. Front-end engineering and design work will take place in KBR’s Houston headquarters, while engineering and procurement activities will take place in the company’s Singapore facility.

•
Aspire Defence, a joint venture between KBR, Mowlem plc, and a financial investor, has been awarded the Ministry of Defence’s Allenby and Connaught £8 billion (US$13.9 billion) private finance initiative contract to upgrade and provide a range of services to the British Army’s garrisons at Aldershot and around Salisbury Plain in the United Kingdom. KBR’s June 30, 2006 firm-order backlog figures reflect $2.1 billion related to this award.

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and KBR. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: consequences of audits and investigations of the company by domestic and foreign government agencies and legislative bodies and related publicity; potential adverse proceedings by such agencies; contract disputes with the company’s customers; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to radioactive sources, explosives, and chemicals; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; unsettled political conditions, war, and the effects of terrorism, foreign operations, and foreign exchange rates and controls; weather-related issues including the effects of hurricanes and tropical storms; changes in capital spending by, and claims negotiations with, customers; changes in the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, and performance of fixed-fee projects; the development and installation of financial systems; increased competition for employees; availability of raw materials; and integration of acquired businesses, operations of joint venture, and completion of planned dispositions. Halliburton's Form 10-K for the year ended December 31, 2005, Form 10-Q for the period ended March 31, 2006, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended June 30		Three Months Ended March 31
	2006	2005	2006
Revenue:
Production Optimization	$1,292	$971	$1,196
Fluid Systems	870	699	836
Drilling and Formation Evaluation	774	641	725
Digital and Consulting Solutions	180	160	181
Total Energy Services Group	3,116	2,471	2,938
Government and Infrastructure	1,881	2,035	1,708
Energy and Chemicals	548	467	538
Total KBR	2,429	2,502	2,246
Total revenue	$5,545	$4,973	$5,184
Operating income (loss):
Production Optimization	$357	$231	$324
Fluid Systems	193	135	182
Drilling and Formation Evaluation	189	140	172
Digital and Consulting Solutions	52	16	49
Total Energy Services Group	791	522	727
Government and Infrastructure	68	72	20
Energy and Chemicals	(109)	39	42
Total KBR	(41)	111	62
General corporate	(32)	(37)	(34)
Total operating income	718	596	755
Interest expense	(43)	(51)	(47)
Interest income	38	9	28
Foreign currency, net	(10)	(7)	8
Other, net	(4)	(3)	3
Income from continuing operations before income taxes and minority interest	699	544	747
Provision for income taxes	(226)	(150)	(255)
Minority interest in net income (loss) of subsidiaries	36	(10)	(11)
Income from continuing operations	509	384	481
Income from discontinued operations, net	82	8	7
Net income	$591	$392	$488
Basic income per share:
Income from continuing operations	$0.50	$0.38	$0.47
Income from discontinued operations, net	0.08	0.01	0.01
Net income	$0.58	$0.39	$0.48
Diluted income per share:
Income from continuing operations	$0.48	$0.37	$0.45
Income from discontinued operations, net	0.07	0.01	0.01
Net income	$0.55	$0.38	$0.46
Basic weighted average common shares outstanding	1,026	1,006	1,024
Diluted weighted average common shares outstanding	1,070	1,026	1,068

See Footnote Table 1 for a list of significant items included in operating income.

All periods presented reflect the reclassification of KBR’s Production Services operations to discontinued operations, as well as the reorganization of tubing conveyed perforating, slickline, and underbalanced applications operations from Production Optimization into the Drilling and Formation Evaluation division.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended June 30
	2006	2005
Revenue:
Production Optimization	$2,488	$1,805
Fluid Systems	1,706	1,330
Drilling and Formation Evaluation	1,499	1,196
Digital and Consulting Solutions	361	324
Total Energy Services Group	6,054	4,655
Government and Infrastructure	3,589	4,123
Energy and Chemicals	1,086	978
Total KBR	4,675	5,101
Total revenue	$10,729	$9,756
Operating income (loss):
Production Optimization	$681	$511
Fluid Systems	375	248
Drilling and Formation Evaluation	361	231
Digital and Consulting Solutions	101	45
Total Energy Services Group	1,518	1,035
Government and Infrastructure	88	125
Energy and Chemicals	(67)	80
Total KBR	21	205
General corporate	(66)	(69)
Total operating income	1,473	1,171
Interest expense	(90)	(103)
Interest income	66	21
Foreign currency, net	(2)	(7)
Other, net	(1)	(5)
Income from continuing operations before income taxes and minority interest	1,446	1,077
Provision for income taxes	(481)	(316)
Minority interest in net income (loss) of subsidiaries	25	(18)
Income from continuing operations	990	743
Income from discontinued operations, net	89	14
Net income	$1,079	$757
Basic income per share:
Income from continuing operations	$0.97	$0.74
Income from discontinued operations, net	0.08	0.01
Net income	$1.05	$0.75
Diluted income per share:
Income from continuing operations	$0.93	$0.73
Income from discontinued operations, net	0.08	0.01
Net income	$1.01	$0.74
Basic weighted average common shares outstanding	1,025	1,004
Diluted weighted average common shares outstanding	1,069	1,024

See Footnote Table 1 for a list of significant items included in operating income.

All periods presented reflect the reclassification of KBR’s Production Services operations to discontinued operations, as well as the reorganization of tubing conveyed perforating, slickline, and underbalanced applications operations from Production Optimization into the Drilling and Formation Evaluation division.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	June 30, 2006	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and equivalents	$3,673	$2,278	$2,391
Receivables, net	4,806	4,952	4,801
Inventories, net	1,128	1,086	953
Other current assets	1,044	1,474	1,167
Total current assets	10,651	9,790	9,312

Property, plant, and equipment, net	2,774	2,675	2,648
Other assets	2,749	2,705	3,050
Total assets	$16,174	$15,170	$15,010

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,817	$1,688	$1,967
Current maturities of long-term debt	360	360	361
Other current liabilities	2,586	2,114	2,099
Total current liabilities	4,763	4,162	4,427

Long-term debt	2,772	2,793	2,813
Other liabilities	1,218	1,192	1,253
Total liabilities	8,753	8,147	8,493
Minority interest in consolidated subsidiaries	93	151	145
Shareholders’ equity	7,328	6,872	6,372
Total liabilities and shareholders’ equity	$16,174	$15,170	$15,010

Note - Certain prior period amounts have been reclassified to be consistent with the current presentation.

All periods presented reflect the reclassification of KBR’s Production Services operations, which were sold during the second quarter of 2006, to discontinued operations. At March 31, 2006, Production Services assets were $236 million, of which $170 million were classified as current, and liabilities were $80 million, of which $76 million were classified as current. At December 31, 2005, Production Services assets were $207 million, of which $140 million were classified as current, and liabilities were $64 million, of which $54 million were classified as current.

HALLIBURTON COMPANY
Selected Cash Flow Information
(Millions of dollars)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

Capital expenditures:
Energy Services Group	$200	$129	$337	$260
KBR	20	18	42	29
General corporate	1	-	2	-
Total capital expenditures	$221	$147	$381	$289

Depreciation, depletion, and amortization:
Energy Services Group	$117	$112	$234	$222
KBR	12	15	23	30
Total depreciation, depletion, and amortization	$129	$127	$257	$252

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Geographic Region - Energy Services Group Only
(Millions of dollars)
(Unaudited)

	Three Months Ended June 30		Three Months Ended March 31
	2006	2005	2006
Revenue:
North America	$1,541	$1,137	$1,513
Latin America	355	333	351
Europe/Africa/CIS	674	565	595
Middle East/Asia	546	436	479
Total revenue	$3,116	$2,471	$2,938

Operating income:
North America	$470	$289	$480
Latin America	65	39	53
Europe/Africa/CIS	125	105	93
Middle East/Asia	131	89	101
Total operating income	$791	$522	$727

	Six Months Ended June 30
	2006	2005
Revenue:
North America	$3,054	$2,196
Latin America	706	647
Europe/Africa/CIS	1,269	1,028
Middle East/Asia	1,025	784
Total revenue	$6,054	$4,655

Operating income:
North America	$950	$642
Latin America	118	85
Europe/Africa/CIS	218	167
Middle East/Asia	232	141
Total operating income	$1,518	$1,035

See Footnote Table 2 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Backlog Information
(Millions of dollars)
(Unaudited)

	June 30, 2006		March 31, 2006	December 31, 2005
Firm orders:
Government & Infrastructure	$5,322	(a)	$3,418	$3,376
Energy & Chemicals - Gas Monetization	3,478		3,451	3,651
Energy & Chemicals - Other	1,909	(b)	1,978	1,786
Energy Services Group segments	1		133	180
Total firm orders	$10,710		$8,980	$8,993

Government orders firm but not yet funded, letters of intent, and contracts awarded but not signed:
Government & Infrastructure	$345		$474	$1,775
Total backlog	$11,055		$9,454	$10,768

(a)
The $5.3 billion of firm orders in the Government & Infrastructure segment as of June 30, 2006 includes $445 million for Task Order 89 and $2.1 billion for the recently awarded Allenby and Connaught project.

(b)
The amounts presented represent backlog for continuing operations and do not include backlog associated with KBR’s Production Services operations, which were sold and are accounted for as discontinued operations. Backlog for the Production Services operations was $1.1 billion as of March 31, 2006 and $1.2 billion as of December 31, 2005.

HALLIBURTON COMPANY
Stock-Based Compensation Expense
(Millions of dollars)

	Three Months Ended
	June 30, 2006	June 30, 2005
Stock-based compensation expense, pretax:
Stock options and employee stock purchase plans (a)	$10	$	- (b	)
Restricted stock	7		6
Employee separation	2		1
Total stock-based compensation expense	$19		$7

(a)	Incremental expense incurred related to the adoption of FAS 123(R) effective January 1, 2006.
(b)	Had the provisions of FAS 123(R) been adopted during this period, approximately $8 million of expense would have been recorded.

	Six Months Ended
	June 30, 2006	June 30, 2005
Stock-based compensation expense, pretax:
Stock options and employee stock purchase plans (a)	$20	$	- (b	)
Restricted stock	15		11
Employee separation	8		13
Total stock-based compensation expense	$43		$24

(a)	Incremental expense incurred related to the adoption of FAS 123(R) effective January 1, 2006.
(b)	Had the provisions of FAS 123(R) been adopted during this period, approximately $14 million of expense would have been recorded.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items included in Income by Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended June 30, 2006		Three Months Ended June 30, 2005		Three Months Ended March 31, 2006
	Operating Income	After Tax per Share	Operating Income	After Tax per Share	Operating Income	After Tax per Share
Government and Infrastructure:
Railroad impairment charge	$-	$-	$-	$-	$(30)	$(0.03)
Energy and Chemicals:
Escravos GTL project Loss (a)	(148)	(0.04)	-	-	-	-
Barracuda-Caratinga project loss	-	-	-	-	(15)	(0.01)

	Six Months Ended June 30, 2006		Six Months Ended June 30, 2005
	Operating Income	After Tax per Share	Operating Income	After Tax per Share
Production Optimization:
Subsea 7, Inc. gain on sale	$-	$-	$110	$0.08
Government and Infrastructure:
Railroad impairment charge	(30)	(0.03)	-	-
Energy and Chemicals:
Escravos GTL project loss (a)	(148)	(0.04)	-	-
Barracuda-Caratinga project loss	(15)	(0.01)	-	-

(a)
Halliburton consolidates the Escravos project; therefore the $148 million charge to operating income reflects the entire impact on the project, not just Halliburton’s 50% share. The 50% portion of the charge that is borne by the other owner of the project is reflected, on an after-tax basis as minority interest.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items included in Income
By Geographic Region - Energy Services Group Only
(Millions of dollars except per share data)
(Unaudited)

	Six Months Ended June 30, 2006		Six Months Ended June 30, 2005
	Operating Income	After Tax per Share	Operating Income	After Tax per Share
North America:
Subsea 7, Inc. gain on sale	$-	$-	$107	$0.08
Europe/Africa/CIS:
Subsea 7, Inc. gain on sale	-	-	3	-

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: July 25, 2006	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary